SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                       EVCI CAREER COLLEGES INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                        EVCI CAREER COLLEGES INCORPORATED
                      35 EAST GRASSY SPRAIN ROAD, SUITE 200
                             YONKERS, NEW YORK 10710





                                                                April 15, 2003


TO OUR STOCKHOLDERS:


         Your are cordially invited to attend our 2003 Annual Stockholders' Meeting to be held at Luciano's, 2192 Central Park Avenue, Yonkers, N.Y. 10710, on May 28, 2003, at 11:00 a.m. local time.


         We have attached a Notice of Annual Meeting of Stockholders and Proxy Statement that discuss the matters to be presented at the meeting.


         In addition to acting on the matters listed in the Notice, we will discuss our progress and you will be given an opportunity to ask questions of general interest to all stockholders.


         We hope that you will come to the annual meeting in person. Even if you plan to come, we strongly encourage you to complete the enclosed proxy and return it to us in the enclosed business reply envelope. Instructions are shown on your proxy. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted. Your vote is important and will be greatly appreciated.






                                           Dr. John J. McGrath
                                           CHIEF EXECUTIVE OFFICER AND PRESIDENT

                        EVCI CAREER COLLEGES INCORPORATED
                            -------------------------


                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         TIME................. o  11 a.m., local time, on Wednesday, May 28,
                                  2003.

         PLACE................ o  Luciano's, 2192 Central Park Avenue,
                                  Yonkers, N.Y. 10710.

         PURPOSES............. o  To elect three members of Class 1 of the board of directors to serve for three year terms.

                               o To approve an amendment of our certificate of incorporation that eliminates the ability of our stockholders to take action by written consent in lieu of a meeting of stockholders.

                               o To ratify the appointment of Goldstein Golub Kessler LLP as our independent auditors for the 2003 fiscal year.

                               o To transact any other business that properly comes before the meeting or any adjournment of the meeting.

         RECORD DATE.......... o  You can vote if you were a stockholder of record at the close of business on March 31, 2003.




                                            By order of the board of directors,

                                               Richard Goldenberg
                                               SECRETARY

April 15, 2003
Yonkers, New York



                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE AS SOON AS POSSIBLE.

                                 PROXY STATEMENT

                   GENERAL INFORMATION ABOUT THE SOLICITATION


     We are sending you these proxy materials in connection with the solicitation by the board of directors of EVCI Career Colleges Incorporated (Nasdaq: EVCI) of proxies to be used at EVCI's annual meeting of stockholders to be held on May 28, 2003, and at any adjournment or postponement of the meeting. "We", "our", "us" and "EVCI" all refer to EVCI Career Colleges Incorporated. The proxy materials are first being mailed on or about April 15, 2003.

WHO MAY VOTE

     You will only be entitled to vote at the annual meeting if our records show that you held your shares on March 31, 2003. At the close of business on March 31, 2003, a total of 5,308,826 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

VOTING BY PROXY

     If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the annual meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating, and mailing the proxy card in the enclosed postage-paid envelope. Of course, you can always come to the meeting and vote your shares in person.

     The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares:

     o FOR each person named in this Proxy Statement as a nominee for election to Class 1 of the board of directors.

     o FOR the amendment to our certificate of incorporation that eliminates the ability of our stockholders to take action by written consent in lieu of a stockholders' meeting.

     o FOR ratification of the appointment of Goldstein Golub Kessler LLP as our independent auditors for the fiscal year ending December 31, 2003.

HOW TO REVOKE YOUR PROXY

     You may revoke your proxy at any time before it is voted. If you are a record stockholder, you may revoke your proxy in any of the following ways:

     o    by giving notice of revocation at the annual meeting.

     o by delivering to the Secretary of EVCI, 35 East Grassy Sprain Road, Suite 200, Yonkers, New York 10710, written instructions revoking your proxy.

     o    by delivering to the Secretary an executed proxy bearing a later date.

     o    by voting in person at the annual meeting.

HOW VOTES WILL BE COUNTED

     The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the meeting. If you have returned a valid proxy or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. Abstentions and broker "non-votes" are counted in determining whether a quorum is present. A "broker non-vote" occurs when a broker, bank or nominee that holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

     If a quorum is not present at the annual meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the meeting from time to time until a quorum is present. Other than announcing at the annual meeting the time and place of the adjourned meeting, no notice of the adjournment will be given to stockholders unless required because of the length of the adjournment.

     Directors will be elected by a plurality of the votes cast.

     The affirmative vote of a majority of the outstanding shares of our common stock is required to approve the proposed amendment to our certificate of incorporation.

     The affirmative vote of a majority of the votes cast is required to approve all other matters voted on at the meeting.

     Abstentions and broker "non-votes" are not counted in the election of directors and the approval of any other matter.

     Votes that are withheld or shares that are not voted will have the same legal effect as a vote against the proposed amendment to our certificate of incorporation but will have no effect on the outcome of any other matter voted on.


COST OF THIS PROXY SOLICITATION

     We will pay the cost of the proxy solicitation. We may retain services of a proxy solicitor in case we need assistance in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay a solicitor a fee that will not exceed $6,000 for its services and will reimburse it for certain out-of-pocket expenses estimated to be not more than $3,000. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. We expect that some of our officers and regular employees will solicit proxies by telephone, facsimile, e-mail, or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals that are intended to be included in our proxy statement for the 2004 annual meeting pursuant to Proxy Rule 14a-8 must be received by us no later than December 17, 2003, and must otherwise comply with that rule.

     A stockholder who intends to present business at the 2004 annual meeting, other than pursuant to Rule 14a-8, must comply with the requirements of our by-laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice, that complies with our by-laws, to EVCI's Secretary not less than 90 days and not more than 120 days in advance of the day corresponding to the date of mailing of our proxy materials for the prior year's annual meeting of stockholders. Therefore, because we anticipate mailing our proxy statement on April 15, 2003, we must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than December
17, 2003, and no later than January 16, 2004.


                              ELECTION OF DIRECTORS

GENERAL

     Our board of directors has seven members and is divided into three classes. Class 1 has three directors and Classes 2 and 3 have two directors. Each Class is normally elected for a three-year term. Class 1 will be elected at the 2003 annual meeting for a three-year term expiring at our 2006 annual meeting.

     Your proxy will be voted FOR the election of the three management nominees named below who are members of Class 1, unless you withhold authority to vote for any or all of the nominees. Management has no reason to believe that a nominee will be unwilling or unable to serve as a director. However, if a nominee is unwilling or unable to serve, your proxy will be voted for another nominee designated by our board of directors.

DIRECTOR NOMINEES

         The following are management's Class 1 director nominees.

         NAME                                      DIRECTOR SINCE
         -----                                     --------------
         Dr. Arol I. Buntzman                           1997
         Philip M. Getter                               1999
         Dr. Donald Grunewald                           2003

DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists our directors and executive officers.

NAME                  AGE    POSITIONS WITH EVCI AND INTERBORO INSTITUTE, INC.
----                  ---    -------------------------------------------------
Dr. Arol I. Buntzman*  60    Chairman of the Board and Class 1 director of EVCI,
                             Chairman of the Board and Chancellor of Interboro

Dr. John J. McGrath*   50    Chief Executive Officer and President and Class 2
                             director of EVCI and Chief Executive Officer, Vice
                             Chairman and director of Interboro

Richard Goldenberg*    57    Chief Financial Officer, Secretary and Class 3
                             director of EVCI and Chief Financial Officer of Interboro

Royce N. Flippin, Jr.  68    EVCI Class 2 director and audit committee member

Philip M. Getter       66    EVCI Class 2 director and audit committee member

Dr. Donald Grunewald   69    EVCI Class 1 director and director of Interboro

Elie Housman           66    EVCI Class 3 director and audit committee member

-----------------------
         *Executive officer


     Biographical information provided to us by our directors and executive officers follows.


     DR. AROL I. BUNTZMAN has served as Chairman of the Board of EVCI since its inception in March 1997 and Chairman of the Board of Interboro since it was acquired by us in January 2000. He also served as EVCI's Chief Executive Officer from March 1998 through December 2002 and Interboro's Chief Executive Officer from January 2000 through December 2002. He became Chancellor of Interboro on January 1, 2003. From October 1996 until he founded EVCI with Dr. John McGrath, Dr. Buntzman worked with Dr. McGrath on EVCI's business plan. From August 1995 to October 1996 he was chairman of the board and chief executive officer and a principal stockholder of Educational Televideo Communications, Inc., a provider of distance learning services. From July 1995 through June 1996, he served as director of interactive video conferencing distance learning of Fordham University. From September 1992 through July 1995, he was an adjunct professor and the director of the weekend program, a college program for working adults, at Mercy College, Dobbs Ferry, New York.

     Dr. Buntzman received a doctorate in education through the executive leadership program of Fordham University's Graduate School of Education in May 1995, a professional diploma in educational administration from Fordham University's Graduate School of Education in May 1993 and a Masters of Business Administration from Arizona State University in September 1970. His doctoral dissertation focused on using live interactive video conferencing as an educational delivery method for graduate education programs.

     DR. JOHN J. MCGRATH served as President of EVCI from its inception until January 1, 2003, when he became Chief Executive Officer and President of EVCI and Chief Executive Officer of Interboro. He has served as a director of EVCI since its inception. He has also been Vice Chairman of Interboro since January 2000. From October 1996 until he founded EVCI with Dr. Buntzman, he worked with Dr. Buntzman on EVCI's business plan. From August 1995 to October 1996, he was president, a director and a principal stockholder of Educational Televideo Communications, Inc.

     From January 1995 to February 1997, Dr. McGrath served as special assistant to the president of the Mercy College, Dobbs Ferry, New York. From September 1992 through December 1994, he served as assistant vice-president for extension Centers of Mercy College where he was responsible for establishing and managing seven college extension centers in New York City and Westchester County, New York. He also served as the dean of the White Plains Campus of Mercy College from 1990 through 1993.

     Dr. McGrath holds a Ph.D. from the Fordham University Graduate School of Arts and Sciences, with a specialization in law and criminal justice.

     RICHARD GOLDENBERG has served as Chief Financial Officer of EVCI from its inception and Chief Financial Officer of Interboro since January 2000. He has been Secretary and a director of EVCI since its inception. From October 1996 until October 1997, Mr. Goldenberg served as chief financial officer, treasurer and secretary of RDX Acquisition Corp., a company that provides proprietary electronic messaging and automation software. From 1986 through September 1996, he served as vice-president, treasurer and secretary of Celadon Group, Inc., a publicly traded transportation company. He has a B.B.A. in accounting from Baruch College, CUNY.

     DR. DONALD GRUNEWALD has served as a director of EVCI since February 2003 and a director of Interboro since January 2000. Since 1986, he has been a Professor of Management at the Hagan School of Business of Iona College, in New Rochelle, New York. From 1972 to 1984, he was President and Chief Executive Officer of Mercy College. While he headed Mercy College it grew substantially, including by increasing its enrolment from 1,500 undergraduate students to more than 10,000 undergraduate and graduate students, significantly increasing the size of its main campus, opening a branch campus in Yorktown Heights, New York and opening an extension in each of the Bronx, Yonkers, Peekskill and White Plains, New York.

     Since 1991, Dr. Grunewald has been President of Adam Smith University, a correspondence school he co-founded in the United States and in the Republic of Liberia, initially to help military personnel obtain equivalent degrees, that currently serves international students primarily in developing countries in Africa, Asia, and Latin America.

     Dr. Grunewald has published widely on business and management related topics. He received an A.M., M.B.A and D.B.A degree from Harvard University. His D.B.A. focus was in business administration and government policy.

     ROYCE N. FLIPPIN, JR. has been a director and a member of EVCI's audit committee since February 1999. He has been a member of our compensation committee since November 2001. He has served, since 1992, as president of Flippin Associates, a consulting firm focusing on the development of resources, programs and new markets and human resource management for career planning, communication and leadership skills. After serving as a tenured professor and director of athletics at MIT from 1980 to 1992, he was a director of program advancement at MIT from 1992 to 1999, in which capacity he provided consulting services to the MIT Office of Individual Giving - Resource Development regarding projects that include technology transfers, individual gift bequests and the planned MIT athletic center. In 2000, Mr. Flippin was appointed a senior managing director and member of the executive committee of Universal Genesis, LLC, a privately owned financial services and development company. Mr. Flippin is a trustee or board member of several profit and non-profit organizations, including Ariel Capital Management Funds (trustee since 1986), Thorium Power Corporation, a privately-held company that is developing non-proliferative nuclear fuels (director from 1994 to 2003 and chairman from 1995-1997) and The Princeton Club of New York. Mr. Flippin holds an A.B. degree from Princeton University and an M.B.A. degree from Harvard University Graduate School of Business Administration.

     PHILIP M. GETTER has been a director since May 1999 and a member of our audit committee since November 2001. Since December 2000, he has been President of DAMG Capital LLC, an investment bank. From March 1996 to December 2000, he served as a managing director and head of corporate finance of Prime Charter Ltd., the lead underwriter of EVCI's IPO. From 1992 to March 1996, he was a senior vice president, investment banking, at Josephthal Lyon & Ross. Mr. Getter has more than 30 years of experience in the securities industry. From 1975 to 1982, he was chairman and chief executive officer of Generics Corporation of America, a public company that was one of the largest generic drug companies in the U.S. He is a member of the League of American Theatres and Producers, serves on the board of the American Theatre Wing and is a Trustee of the Kurt Weill Foundation for Music. Mr. Getter has produced events for Broadway, film and television. Mr. Getter received his B.S. in industrial relations from Cornell University.

     ELIE HOUSMAN has been a director and member of EVCI's audit committee since February 2002. Since June 2001, he has been an independent consultant. Prior thereto for more than 10 years, Mr. Housman was a principal and then a consultant to Charterhouse Group International, Inc., a private equity firm. Since August 2002, he has been chairman of InkSure Technologies Inc., a public company engaged in the brand protection business. He is a director of Top Image Systems, Ltd. (Nasdaq: TISA) and deltathree, Inc. (Nasdaq: DDDC). Top Image is a provider of digital information recognition, data capture and content delivery solutions for forms processing, e-forms and mobile applications. deltathree is a global provider of integrated voice over Internet Protocol (VoIP) telephony services. Mr. Housman received a B.A. and M.A. in economics from the New School for Social Research.

     Executive officers of EVCI are appointed by the board of directors and serve at the discretion of the board, subject to the terms of applicable employment agreements. There are no family relationships among any of the directors or executive officers of EVCI.

BOARD MEETINGS AND AUDIT COMMITTEE

     During 2002, our board of directors met six times. The board has an audit committee, but does not have a compensation committee or nominating committee.

     The board reviews recommendations from its executive officers regarding policies, practices and procedures relating to the compensation of officers and other managerial employees and the establishment and administration of employee benefit plans. Our 1998 incentive plan and 2001 non-qualified stock option plan are administered by the board. During 2002, at least two of our non-employee directors voted in favor of each action voted on by our board regarding the compensation of our board members who are also executive officers of EVCI.

     AUDIT COMMITTEE. Royce N. Flippin, Jr., Philip M. Getter and Elie Housman constitute our audit committee. It is the opinion of the board of directors that each of them is an independent director as defined in Rule 4200 (a)(15) of the NASD Marketplace Rules.

     The audit committee met four times during 2002.

     The board has adopted a written charter for its audit committee.


                          REPORT OF THE AUDIT COMMITTEE

     Management is responsible for EVCI's financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. EVCI's independent auditors are responsible for auditing those financial statements.

     In performing our oversight duties we rely, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We also rely on the representations of the independent auditors included in their report on EVCI's financial statements.

     Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures. Furthermore, our contacts with management and the independent auditors do not assure that:

     o EVCI's financial statements are presented in accordance with generally accepted accounting principles,

     o the audit of EVCI's financial statements has been carried out in accordance with generally accepted auditing standards or

     o    EVCI's independent accountants are in fact "independent."

         In connection with the inclusion of the audited financial statements in EVCI's 2002 annual report on form 10-KSB, the audit committee:

          o    reviewed the audited financial statements with management,

          o discussed with our independent auditors the materials required to be discussed by SAS 61,

          o reviewed the written disclosures and the letter from our independent auditors required by Independent Standards Board Standard No. 1 and discussed with our independent auditors their independence, and

          o based on the foregoing review and discussion, recommended to the board of directors that the audited financial statements be included in EVCI's 2002 annual report on form 10-KSB.

                                   Royce N. Flippin, Jr., audit committee member Philip M. Getter, audit committee member
                                   Elie Housman, audit committee member

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table shows compensation paid for the years ended December 31, 2002, 2001, and 2000 to EVCI's chief executive officer and its other highest paid executive officers who earned more than $100,000 in 2002.

                                                                                                     LONG TERM
                                                                                                    COMPENSATION
                                                         ANNUAL COMPENSATION                           AWARDS
                                      ---------------------------------------------------------- -------------------
NAME AND PRINCIPAL POSITION   YEAR                                                                  COMMON STOCK
                                                                               OTHER ANNUAL          UNDERLYING
                                            SALARY            BONUS            COMPENSATION           OPTIONS
---------------------------- -------- ------------------- ----------------- -------------------- -------------------
Dr. Arol I. Buntzman          2002           $345,500          $14,437             $ 0                 330,000
     Chairman of the Board    2001            346,500             0                  0                    0
     and Chief Executive      2000            332,750          500,000               0                    0
     Officer of EVCI and
     Interboro


Dr. John J. McGrath           2002            207,083           8,750                0                 130,000
     President of EVCI and    2001            173,750             0                  0                    0
     Vice Chairman of         2000            200,000           70,000               0                    0
     Interboro

                                              200,000

Richard Goldenberg            2002            158,750           6,667                0                  40,000
     Chief Financial          2001            139,587             0                  0                    0
     Officer of EVCI and      2000            125,000           40,000               0                    0
     Interboro




Aggregated option exercises in 2002 and 2002 year-end option values

                                    NUMBER OF SHARES OF COMMON STOCK         VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                               UNDERLYING UNEXERCISED OPTIONS AT DECEMBER                       AT
                                                31, 2002                               DECEMBER 31, 2002 (1)
                                                --------                               ---------------------
NAME                              EXERCISABLE            UNEXERCISABLE         EXERCISABLE(2)      UNEXERCISABLE(2)
----                              -----------            -------------         --------------      ----------------

Dr. Arol I. Buntzman                330,000                   0                      0                     0

Dr. John J. McGrath                 130,000                   0                      0                     0

Richard Goldenberg                   40,000                   0                      0                     0

-----------------------

(1) Based on $0.65 per share, the December 31, 2002 last sale price reported on Nasdaq.

(2)  Based on an exercise price of $1.00 per share.

DIRECTOR COMPENSATION

     In 2002, directors who were not officers or employees of EVCI, were paid fees of $1,000, and travel expenses, for attending in person each meeting of the board of directors and each audit committee meeting. Effective January 1, 2003, these fees were increased to $2,000 for each meeting attended in person and for telephonic meetings that are called because of time constraints.

     Our 1998 incentive plan authorizes the automatic grant of an option to purchase 7,500 shares of common stock to non-employee directors on the date on which he or she first becomes a non-employee director. Each non-employee director is also automatically granted an option to purchase 7,500 shares of common stock on March 1 of each year, provided he or she is then a non-employee director and, as of such date, has served on the board for at least the preceding six months. The number of shares covered by each automatic option grant was increased to 7,500 from 5,000, effective January 1, 2003.

     Options granted to non-employee directors vest in three annual installments commencing on the first anniversary of the date of grant and have a term of ten years. The exercise price of options granted to non-employee directors is 100% of the fair market value per share of common stock on the date of grant. A non-employee director who has been granted stock or options by EVCI under a consulting or other arrangement is ineligible to receive any subsequent automatic grants unless the board determines otherwise.

EMPLOYMENT AGREEMENTS

     Each of Dr. Buntzman, Dr. McGrath, and Mr. Goldenberg has a three year employment agreement with EVCI that expires December 31, 2005.

     The agreement with Dr. Buntzman provides for his employment as Chairman of EVCI and Chairman and Chancellor of Interboro Institute. He is required to spend a minimum of three days per week performing his duties and his annual salary is $301,500. He is also required to coordinate his performance with EVCI's Chief Executive Officer and to refrain from being employed by or managing any other business.

     The agreement with Dr. McGrath provides for his employment as Chief Executive Officer and President of EVCI and Chief Executive Officer of Interboro. He is required to spend his full business time performing his duties and his annual salary is $240,000.

     The agreement with Mr. Goldenberg provides for his employment as Chief Financial Officer of EVCI and Interboro. He is required to spend his full business time performing his duties and his annual salary is $175,000.

     Dr. Buntzman's and Dr. McGrath's agreements expressly permit salary increases and bonuses as the board determines. Each employment agreement entitles the officer to participate in the health, insurance, pension and other benefits, if any, generally provided to our employees. Dr. Buntzman's agreement entitles him to additional life insurance equal to three times his annual salary. Each employment agreement also provides that, until 18 months after the termination of employment with EVCI, the officer may not induce employees to leave the employ of EVCI or its subsidiaries and may not participate in any capacity in any business activities, within 75 miles of any college, school or office operated by EVCI or its subsidiaries, that compete with the business then being conducted by them.

     EVCI can terminate the employment of the officer upon permanent disability or for cause. If terminated upon death or permanent disability, a lump sum payment is due of 12 months' salary, in the cases of Drs. Buntzman and McGrath, and three months' salary, in the case of Mr. Goldenberg. In addition, benefits would continue for 12 months, in the case of Drs. Buntzman and McGrath, and six months in the case of Mr. Goldenberg.

     If the officer's employment is terminated by EVCI without cause or by the officer for good reason, EVCI must continue to pay the officer's salary and continue his benefits for 36 months, in the case of Drs. Buntzman and McGrath, and for the lesser of the unexpired portion of the employment term and six months, in the case of Mr. Goldenberg.

     Cause, good reason, permanent disability and benefits are defined terms in each employment agreement.

CHANGE OF CONTROL AGREEMENTS

     EVCI has agreements in the same form with each of Dr. Buntzman, Dr. McGrath, and Mr. Goldenberg providing for payments to him, in the event his employment with EVCI is terminated after a change in control of EVCI during the term of the agreement. A change of control means any of the following:

     o any person, other than the officer, becomes the beneficial owner of 25% or more of our voting securities; or

     o during any consecutive three years, EVCI's directors at the beginning of such three year period and any new director whose election was approved by at least two-thirds of the directors, cease to constitute a majority of the board; or

     o our stockholders approve a merger or consolidation other than one where our outstanding voting securities before the transaction constitute 50% or more of the outstanding securities of the entity surviving the transaction or where a recapitalization is effected in which no person acquires 25% or more of EVCI's voting securities; or

     o our stockholders approve a total liquidation of EVCI or sale of all or substantially all of EVCI's assets.

     The agreement expires December 31, 2005, but is subject to automatic extension for successive one-year terms, unless otherwise terminated by either party. The agreement requires severance payments to the officer of 2.99 times the sum of his base salary and the highest annual bonus, if any, paid to him during the three previous years and the continuation of his health insurance benefits. These payments are required to be made in equal installments over a 36-month period and insurance benefits are required to be continued for 36 months. However, the total payments made to the officer pursuant to the agreement or otherwise as a result of the officer's employment termination cannot exceed an amount that would make the payments non-deductible by EVCI under the Internal Revenue Code.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports of their holdings of, and transactions in, our common stock. Based solely upon our review of copies of such reports and written representations from reporting persons that were provided to us, we believe that our officers, directors and 10% stockholders complied with these reporting requirements with respect to 2002, except that Mr. Housman did not timely file a Form 3 after he became a director of EVCI.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 10, 2003, the beneficial ownership of our common stock by each person (or group of affiliated persons) known by EVCI to own beneficially more than 5% of the outstanding shares of common stock, each director and executive officer of EVCI, and all EVCI directors and executive officers as a group. Our knowledge regarding such ownership is based solely on filings with the SEC of Schedules 13D or 13G or upon responses to written inquiry made by us. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of commons stock shown as beneficially owned by them.

NAME OF BENEFICIAL OWNER*                            SHARES OF
                                                   COMMON STOCK    PERCENTAGE OF
                                                BENEFICIALLY OWNED  TOTAL SHARES

Dr. Arol I. Buntzman                               1,261,334 (1)         22.4
Dr. John J. McGrath                                  314,346 (2)          5.8
Richard Goldenberg                                   101,627 (3)          1.9
DEWI Investments Limited (4)                         507,334              9.6
  37 Bar Ilan Street, Jerusalem, Israel
Amaranth Trading LLC                                 582,000 (5)          9.9
  2 American Lane, Greenwich, CT
Royce N. Flippin, Jr.                                  7,500 (6)          0.1
Philip M. Getter                                      42,500 (7)          0.6
Dr. Donald Grunewald                                   2,500 (6)        ---
Elie Housman                                           5,834 (6)        ---
All directors and executive officers as a group    1,489,668 (8)         25.5
(7 persons)

----------------------

* Unless otherwise indicated, the address for each stockholder is c/o EVCI Career Colleges Incorporated, 35 East Grassy Sprain Road, Suite 200, Yonkers, New York 10710.

(1) Includes 330,000 shares underlying currently exercisable options. Also includes the 184,346 and 161,627 outstanding shares beneficially owned, respectively, by Dr. McGrath and Mr. and Mrs. Goldenberg. An agreement between Drs. Buntzman and McGrath gives Dr. Buntzman the right to direct the vote of the shares owned by Dr. McGrath as Dr. Buntzman directs until December 31, 2005. Additionally, Dr. Buntzman has the right to direct the vote of the shares owned by Mr. and Mrs. Goldenberg until December 31, 2005 under an agreement with them.

(2)  Includes 130,000 shares underlying currently exercisable options.

(3) Includes 40,000 shares underlying currently exercisable options. The remaining shares are owned jointly by Mr. Goldenberg and his wife. Excludes 5,000 shares owned by Mr. Goldenberg's adult children, as to which Mr. and Mrs. Goldenberg disclaim beneficial ownership.

(4)  The ultimate beneficial owner is Mr. Aron Gee.

(FOOTNOTES CONTINUE ON NEXT PAGE)

(5) Also owned beneficially by Amaranth Advisors, L.L.C., the managing member of Amaranth Trading, and Nicholas M. Maounis, the managing member of Amaranth Advisors. Includes 45,000 shares owned by Amaranth Securities LLC, an affiliate of Amaranth Trading, and 20,000 shares are owned by Mr. Maounis. The remaining 517,000 shares underlie a portion of the 100,000 shares of Series B preferred and related warrants issued initially to Paloma Strategic Fund L.P. and subsequently transferred to its affiliate, Amaranth Trading. Except for the ownership limitation described below, the 100,000 shares of Series B preferred stock would be convertible into 1,908,397 shares of common stock, based on the current conversion price of $5.24 per share, and the related warrants would be exercisable for 555,556 shares of common stock at $20.25 per share, or the total of 2,463,953 shares. However, the number of shares of common stock into which the shares of Series B preferred and related warrants are convertible and exercisable is limited to the number which would result in Amaranth Trading and its affiliates beneficially owning, together, not more than 9.99% of all the outstanding shares of our common stock. Amaranth Trading and its affiliates expressly disclaim beneficial ownership of any shares of our common stock in excess of this limitation. Amaranth Trading, Amaranth Advisors and Amaranth Securities also disclaim any beneficial ownership of the 20,000 shares owned by Mr. Maounis.

(6)  Shares underlying currently exercisable options.

(7) Includes 3,750 shares owned by Mr. Getter's wife, as to which Mr. Getter disclaims beneficial ownership, 7,500 shares underlying currently exercisable options and 24,000 shares underlying currently exercisable warrants.

(8) Includes 544,834 shares underlying currently exercisable options and warrants.

     The above table does not include common stock beneficially owned by Seneca Capital International, Ltd. or Seneca Capital, L.P. as of March 10, 2003.

     We believe that Seneca Capital International beneficially owns 249,618 shares that can be acquired upon conversion of our Series B preferred and 72,667 shares that can be purchased upon exercise of warrants at $20.25 per share. The total of 322,285 shares constitutes approximately 5.7% of our outstanding common stock as of March 10, 2003.

     We also believe that Seneca Capital L.P. beneficially owns 132,061 shares that can be acquired upon conversion of our Series B preferred and 38,444 shares that can be purchased upon exercise of warrants at $20.25 per share. The total of 170,505 shares constitutes 3.1% of our outstanding commons stock as of March 10, 2003.

     Neither Seneca Capital International nor Seneca Capital, L.P. filed a 13D or 13G by March 10, 2003. Accordingly, our belief about their beneficial ownership is based solely on our assumption that it did not change since we originally issued our Series B preferred and warrants to them in September 2000.

                AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
           TO ELIMINATE STOCKHOLDERS' RIGHT TO ACT BY WRITTEN CONSENT

     Because our certificate of incorporation does not provide otherwise, any action required or permitted to be taken by our stockholders may be taken without a meeting and without a stockholder vote if a written consent to the action is signed by the holders of shares of our outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders. Our board is recommending an amendment to our certificate of incorporation to eliminate this consent right. The amendment would supplement EVCI's existing takeover defenses.

REASONS FOR OUR TAKEOVER DEFENSES

     The board believes EVCI's depressed stock price and its improved results make it more vulnerable to a coercive takeover attempt. The board is aware of the relatively common use of certain coercive take over tactics, including the accumulation of substantial common stock positions as a prelude to a threatened takeover or corporate restructuring, proxy contest, partial tender offer, and the related use of "two-tiered" pricing. The board believes that the use of these tactics can place undue pressure on them and EVCI's stockholders to act hastily and without complete information. Therefore, they can be highly disruptive to EVCI and can divert valuable corporate resources. These tactics can also result in unfair differences in treatment of stockholders between those who act immediately in response to announcements of takeover activity and those who act later or not at all.

     The board also believes that Amaranth Trading LLC, acting alone or with other holders of our Series B preferred, may attempt to seek control of us by claiming the 9.99% conversion cap referred to in footnote (5) to the beneficial ownership table above does not apply to the automatic conversion of their shares in September 2003 at not less than $3.375 per share. The board does not think this claim, if made, should succeed because it would be based on an incorrect reading of the applicable provisions of our Certificate of Designations relating to our Series B preferred. However, if it is wrong, our Series B preferred holders, as a group, could own approximately 42% of our outstanding common stock assuming full conversion of the remaining Series B preferred shares and no additional increases in our 5,308,826 shares currently outstanding. Based on our management's experience with Amaranth in previous negotiations, the board wants to increase its leverage, for the benefit of EVCI's other stockholders, in the event Amaranth claims the 9.99% conversion cap does not apply upon the automatic conversion of the Series B preferred.

     Accordingly, the principal reason for the amendment, and our existing takeover defenses, is to encourage persons seeking to acquire control of EVCI to engage in arm's length negotiations with our board rather than institute a hostile takeover bid. Our board believes that if EVCI is to be acquired or if a change of control of EVCI is to occur, the interests of all its stockholders will best be served by a negotiated transaction that results from careful consideration of the proposed terms. Even in the case of an all-cash offer to all stockholders, the board believes these defenses provide leverage for the board to facilitate a bidding process and to negotiate for a better price for our stockholders.

     The board recognizes that EVCI's takeover defenses may also have the effect of impeding or discouraging a merger, tender offer or proxy contest, even if it may be favorable to the interests of some or all of EVCI's stockholders. These defenses may delay the assumption of control by a holder of a large block of EVCI's common stock and the removal of incumbent directors and management, even if such removal may be beneficial to some or all of EVCI's stockholders and desired by a majority of them. On balance, however, the board is unanimous in its approval of the proposed amendment and our existing takeover defenses.

     Except for a potential claim by our Series B preferred holders, neither the amendment nor our recently adopted by-law provisions are in response to any effort, of which EVCI is aware, to accumulate our common stock or to obtain control of EVCI.

OUR EXISTING TAKEOVER DEFENSES

     CLASSIFIED BOARD AND REMOVAL OF DIRECTORS. Since February 1999, our certificate of incorporation has provided for a classified board and has permitted removal of our directors, with or without cause, by 66 2/3 % of our outstanding shares entitled to vote at any election of directors held at a meeting of stockholders. Without this removal provision, Delaware law would permit the removal of our classified board members solely for cause by a majority of our share entitled to vote at any election of directors.

     It generally will take two annual stockholders meetings to gain control of a classified board by means of a proxy contest, even if the holders of a majority of the voting stock believe a change of control would be in their best interest. A 66 2/3 % voting requirement to remove a director makes it even more likely that a change of control of the board will not occur without two proxy contests. Accordingly, our classified board and removal provisions could make it easier for our directors to remain in office for reasons relating to their self interest.

     Our classified board and removal provisions, reduce the possibility that a third party could effect a sudden or surprise change in control of the board. With a classified board, it is more likely that a potential acquirer will initiate any attempt to acquire control of EVCI through arm's length negotiations with the board. The classified board helps to ensure that the board, if confronted by a hostile tender offer, proxy contest or other surprise proposal from a third party, will have sufficient time to carefully consider the proposal and appropriate alternatives as well as responses to the proposal that it believes are in the best interest of EVCI and its stockholders.

     DELAWARE LAW. Since February 1999, our certificate of incorporation has provided that EVCI is subject to Section 203 of the Delaware General Corporation Law. That section generally prohibits a party that has acquired 15% or more of our common stock (an "Interested Stockholder"), without the board's prior approval, from affecting a business combination with EVCI for three years from the date it became an Interested Stockholder unless substantial hurdles are overcome. Section 203 has the practical effect of encouraging negotiations with our board and, therefore, of discouraging a hostile takeover attempt. It does not, however, prevent a stockholder from trying to replace our board in a proxy contest before becoming an Interested Stockholder.

     BY-LAW PROVISIONS. Our board amended EVCI's by-laws in February 2003 to

     o give the board the exclusive right to call a special meeting of stockholders for the sole purpose or purposes specified by the board.

     o require stockholders to give substantial advance notice to EVCI of proposals or nominations for election as directors that a stockholder wants to make at an EVCI annual meeting of stockholders.


     Our by-laws have always given our board the exclusive power to call an annual meeting of stockholders. By denying stockholders the right to call, or propose action at, a special meeting, our board has much greater control over the timing and cost to EVCI of stockholder proposals and nominees for election as directors. The ability of stockholders to call a special meeting can be costly to EVCI, both in terms of dollar outlay and the distraction of management.

     The board's control is enhanced by our by-law requirement that EVCI receive, within the specific time frames referred to above under "Deadline for Receipt of Stockholder Proposals," a notice of stockholder proposals and nominations to be made at an annual meeting of our stockholders. The notice must contain specific information about the proposer and the proposal or nominee.

     These notice requirements are also designed to provide a more orderly procedure for giving notice and information to stockholders about an annual meeting and for the conduct of business at the meeting. They provide the board with a meaningful opportunity to consider the merits and qualifications of proposals and nominees and whether and in what manner the board will oppose or support them in EVCI's proxy materials or otherwise.

     Although these advance notice procedures do not give the board the power to approve or disapprove stockholder nominations for the election of directors or any other proposal submitted by stockholders, they could have the effect of making more difficult a stockholder nomination for the election of directors or the submission by stockholders of proposals at an annual stockholders meeting because of the specificity of the procedures to be followed.

     CHANGE OF CONTROL AGREEMENTS. The change of control agreements we have with each of Dr. Buntzman, Dr. McGrath and Mr. Goldenberg are primarily intended to help us retain them as key employees and encourage them to act in the best interests of EVCI's stockholders despite the personal uncertainty of a potential takeover. However, the amount of the total payments under these agreements could deter or discourage an attempt to acquire control of EVCI.

     AUTHORIZED COMMON AND PREFERRED STOCK. EVCI's certificate of incorporation authorizes 20,000,000 shares of common stock, approximately 12,450,000 of which have been reserved or issued. These shares of authorized and available common stock could, within the limits imposed by applicable law and Nasdaq rules, be issued by EVCI as a means to discourage a potential acquirer from seeking control of EVCI by diluting its public ownership.

     Our certificate of incorporation also authorizes the issuance of up to 1,000,000 shares of preferred stock in one or more series. The 130,000 shares of Series B preferred is our only issued preferred stock. The board is authorized, without any further action by our stockholders, to create new series of preferred stock with such terms as the board decides. The board may, in the future, create a series of preferred stock in connection with adopting a share purchase rights plan commonly known as a "poison pill."

     Rights plans are designed to force potential acquirers to negotiate with a company's board of directors to obtain a higher acquisition premium for stockholders, particularly if the common stock of the company is trading at prices substantially less than the company's long-term value. Rights plans reduce the likelihood that a potential acquirer who is unwilling to pay a market premium that a company's board of directors determines is sufficient will attempt to acquire stock by means of an open market accumulation. front-end loaded tender offer or other coercive or unfair takeover tactics.

     Our board believes that its ability to adopt a rights plan, without stockholder approval, is an important option that, if exercised, might constitute EVCI's best defense against a coercive takeover attempt.

     Implementing a rights plan would require us to dividend the rights created by the plan to our common stockholders. However, our Series B preferred prohibits us from declaring or paying dividends on our common stock so long as any shares of our Series B preferred remain outstanding.

     Except for the possible adoption of a rights plan when not prohibited by applicable agreements or otherwise, the board has no current intention to adopt or propose other additional takeover defenses. However, it could decide to adopt and seek stockholder approval of additional anti-takeover measures at a later date. If stockholder approval is not then required, the board may decide to refrain from seeking it.

     EFFECTS OF THE PROPOSED AMENDMENT. The amendment would have the effect of eliminating action by our stockholders by written consent and consequently would:

     o ensure that all stockholders would have advance notice of any proposed major corporate action by stockholders.

     o ensure that all stockholders would have an equal opportunity to participate at the meeting of stockholders where such action was being considered.

     o enable EVCI to set a record date for any stockholder voting and thereby reduce the possibility of disputes or confusion regarding the validity of purported stockholder action.

     o encourage a potential acquirer to negotiate directly with the board of directors.

     ADVANTAGES OF THE PROPOSED AMENDMENT. The board believes that the amendment is desirable because it preserves the opportunity for a greater number of stockholders to be heard before any stockholder action is taken. The board also believes that the use of a consent procedure in lieu of a meeting and vote of stockholders is inappropriate for a publicly-owned corporation.

     In addition, the board believes that the elimination of stockholder action by written consent would help to avoid an ill-advised stockholder action that occurs because the stockholders did not have the full benefit of the knowledge, advice and participation of EVCI's officers and directors. Furthermore, the board believes that it would be in the long-term best interests of EVCI and its stockholders for the board to carefully negotiate the terms of any attempt to gain control of EVCI.

     DISADVANTAGES OF THE PROPOSED AMENDMENT. As with all takeover defenses that effectively require a potential acquirer to negotiate with EVCI's board, the amendment could increase management's and the board's ability to retain their positions with EVCI and to resist a transaction that may be deemed advantageous by a majority of EVCI's stockholders. Accordingly, the amendment may have the effect of impeding or discouraging efforts by potential bidders to gain control of EVCI's board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE ABILITY OF STOCKHOLDERS TO TAKE ACTION BY WRITTEN CONSENT IN LIEU OF A MEETING OF STOCKHOLDERS.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     With the approval of the audit committee, the board of directors has appointed Goldstein Golub Kessler LLP, independent auditors, to audit our consolidated financial statements for our fiscal year ending December 31, 2003. GGK has served as our independent auditors since 1997. You are being asked to ratify this appointment at the annual meeting. Notwithstanding this appointment, the board of directors, with the approval of the audit committee, may appoint new independent auditors at any time during the year, if the board and the audit committee feel that such a change would be in the best interests of EVCI and its stockholders.

     AUDIT FEES. We were billed a total of approximately $105,000 by GGK for auditing our 2002 financial statements and for reviewing our financial statements included in our forms 10-QSB for 2002.

     GGK has a continuing relationship with American Express Tax and Business Services, Inc. GGK leases auditing staff from Amex TBS, who are full-time, permanent employees of Amex TBS. GGK partners provide non-audit services through Amex TBS. Accordingly, GGK has no full-time employees and none of the audit services performed for us were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. No services were billed to us by either GGK or Amex TBS, during 2002, relating to direct or indirect services for financial information systems design or implementation.

     ALL OTHER FEES. GGK billed us a total of approximately $35,000 during 2002 for reviewing our SEC registration statements, research services and assisting in the preparation of regulatory reports required for Interboro Institute.

     For tax preparation services rendered by Amex TBS during 2002, we were billed a total of approximately $13,000.

     The audit committee has considered whether the provision of these non-audit services by GGK and Amex TBS is compatible with maintaining the independence of GGK.

     Representatives of GGK are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GGK AS OUR INDEPENDENT AUDITORS FOR 2003.

                                  OTHER MATTERS

     We know no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors recommends.


                                            By order of the board of directors,


                                            Richard Goldenberg
April 15, 2003                            SECRETARY

                                      PROXY

                        EVCI CAREER COLLEGES INCORPORATED

                       2003 ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Dr. Arol I. Buntzman, Dr. John J. McGrath, and Richard Goldenberg, or any of them, as proxy, with full power of substitution, to represent the undersigned at the 2003 Annual Meeting of Stockholders to be held at Luciano's, 2192 Central Park Avenue, Yonkers, N.Y. 10710 on May 28, 2003 at 11:00 a.m., local time, and at any adjournments thereof, and to vote the shares of undersigned would be entitled to vote if personally present, as indicated below.

     1.   ELECTION OF CLASS 1 DIRECTORS.

         [ ] FOR all nominees listed below           [ ] WITHHOLDING AUTHORITY
         (except as marked to the contrary below)    to vote for all nominees
                                                     listed below

         Dr. Arol I. Buntzman
         Philip M. Getter
         Dr. Donald Grunewald

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE'S NAME ON THE LINE BELOW.)

--------------------------------------------------------------------------------

2. AMENDING OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE ABILITY OF OUR STOCKHOLDERS TO TAKE ACTION BY WRITTEN CONSENT IN LIEU OF A MEETING OF STOCKHOLDERS.

         [ ] FOR                 [ ] AGAINST                   [ ] ABSTAIN


3. RATIFICATION OF APPOINTMENT OF GOLDSTEIN GOLUB KESSLER LLP AS OUR INDEPENDENT AUDITORS.

         [ ] FOR                 [ ] AGAINST                   [ ] ABSTAIN

                (Continued, and to be signed, on the other side)

                          (Continued from other side)

     The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the election of the nominees, FOR amending our certificate of incorporation to eliminate the ability of our stockholders to take action by written consent in lieu of a meeting of stockholders and FOR the ratification of the appointment of Goldstein Golub Kessler LLP as our independent auditors.

     If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented as the meeting.

                                        (PLEASE DATE, SIGN AS NAME APPEARS
                                        AT THE LEFT, AND RETURN PROMPTLY.
                                        IF THE SHARES ARE REGISTERED IN THE
                                        NAMES OF TWO OR MORE PERSONS, EACH
                                        PERSON SHOULD SIGN. WHEN SIGNING AS
                                        A CORPORATE OFFICER, PARTNER,
                                        EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                        GUARDIAN, PLEASE GIVE FULL TITLE.
                                        PLEASE NOTE ANY CHANGES IN YOUR
                                        ADDRESS ALONGSIDE THE ADDRESS AS IT
                                        APPEARS IN THE PROXY.)



                                        Date: ____________________________, 2003

                                        ________________________________________
                                        Signature


                                        ________________________________________
                                        Signature if held jointly